Exhibit 99.1

Neonode Reports Fourth Quarter and Year Ended December 31, 2017 Financial Results

STOCKHOLM, SWEDEN – March 8, 2018 – Neonode Inc. (NASDAQ: NEON), the Optical Interactive Sensing Technology Company, today reported financial results for the fourth quarter and year ended December 31, 2017.

Highlights:

●	Sales in the fourth quarter of $3.3 million increased by 14% over the same quarter in 2016

●	First volume sales of zForce AIR sensor modules in the fourth quarter

●	zForce AIR sensors modules available for immediate shipment worldwide through Digi-Key Electronics

●	On February 12, 2018, Håkan Persson was announced as new CEO, starting April 1, 2018

“Our first priority has been to secure a balanced cash flow by implementing tighter cash management and cost controls and focusing the company on closing near term licensing agreements and sales of sensor modules. To facilitate our refocused sales efforts, we have reassigned valuable engineering and development resources from non-core development projects to customer driven sales support and development activities,” stated Andreas Bunge, Interim CEO of Neonode

“We continue to have stable revenue from our licensing business and remain very optimistic about developing our zForce AIR technology and sensor modules and will continue to work together with key customers in strategic segments to increase our revenue. Our new CEO, Håkan Persson, brings solid expertise in driving sales and growing technology companies and we believe that Neonode has the technology, resources and capacity to secure execution of our strategy,” concluded Mr. Bunge.

Financial Results for the Fourth Quarter and Year Ended December 31, 2017

Net revenue for fiscal 2017 was $10.2 million which is basically flat compared to fiscal 2016. Licensing revenues were up by 4% year over year, primarily due to a 23.2% increase from the printer segment which was partially offset by a 29.8% decrease from our e-Reader segment. Non-recurring engineering (“NRE”) fees decreased 56.6% year over year, due to fewer customer custom design projects. License and non-recurring engineering (“NRE”) fees represented 85% and 7% of total revenue in 2017 compared to 82% and 17% in 2016, respectively. In the fourth quarter of 2017 total net revenues were $3.3 million, a 14% increase, compared to $2.9 million for the same period in 2016. License and NRE fees represented approximately 77% and 17% of total revenue, respectively, in both the comparative periods.

Our combined total gross margin was 77% in 2017 compared to 87% in 2016. The decrease in 2017 is primarily due to a high negative gross margin related to AirBar sales. AirBar sales have not met expectations and consequently, we evaluated the net realizable value of our AirBar inventory and recorded a $1.7 million inventory reserve, of which $1.4 million was recorded in the fourth quarter and $0.3 million in the third quarter of 2017. Through-out 2017 we continued to reduce our total cost structure and total operating expenses decreased by 4.6% to $13.4 million for fiscal 2017 compared to $14.0 million for fiscal 2016.

Net loss for fiscal 2017 was $4.7 million, or $0.09 per share, compared to a net loss of $5.3 million, or $0.12 per share, in fiscal 2016.

Cash and accounts receivable totaled $6.8 million at December 31, 2017 compared to $5.0 million at December 31, 2016. Common shares on a fully diluted basis including common stock, stock options and warrant outstanding totaled approximately 71.5 million shares on December 31, 2017 compared to approximately 58.6 million shares at December 31, 2016.

Conference Call Information

Neonode will host a conference call Thursday March 8, 2018 at 10AM Eastern Standard Time (EST)/4PM Central European Time (CET) featuring remarks by, and Q&A with, Andreas Bunge, Interim CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #3083056. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

http://event.on24.com/wcc/r/1593108-1/AC3C9BB6D6153554207521C4782334FC

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 3/8/2018 (13:00PM EDT) to 4/8/2018 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #3083056.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops user interface, optical interactive touch and gesture solutions. We license our technology and sell sensor components that incorporate our technology to Original Equipment Manufacturers (“OEMs”) and Tier 1 suppliers who in-turn embed our technology/sensors into products they develop, manufacture and sell. Our patented technology is developed for a wide range of devices like automotive systems, printers, medical devices, PC devices, monitors, mobile phones, tablets and e-readers. NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners.

For more information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

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NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash	$5,796	$3,476
Accounts receivable, net	1,010	1,548
Projects in process	1	-
Inventory	1,154	696
Prepaid expenses and other current assets	1,836	1,949
Total current assets	9,797	7,669

Investment in joint venture	3	3
Property and equipment, net	3,327	2,031
Total assets	$13,127	$9,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$509	$1,286
Accrued payroll and employee benefits	1,081	1,001
Accrued expenses	177	172
Deferred revenues	1,248	1,921
Current portion of capital lease obligations	568	228
Total current liabilities	3,583	4,608

Capital lease obligation, net of current portion	1,681	960
Total liabilities	5,264	5,568

Commitments and contingencies

Stockholders’ equity
Series B Preferred stock, 54,425 shares authorized with par value of $0.001; 83 shares issued and outstanding at December 31, 2017 and 2016, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)	-	-
Common stock, 100,000,000 shares authorized, with par value of $0.001; 58,594,503 and 48,844,503 shares issued and outstanding at December 31, 2017 and 2016, respectively	59	49
Additional paid-in capital	192,808	183,667
Accumulated other comprehensive loss	(99)	(171)
Accumulated deficit	(183,745)	(179,040)
Total Neonode Inc. stockholders’ equity	9,023	4,505
Noncontrolling interests	(1,160)	(370)
Total stockholders’ equity	7,863	4,135
Total liabilities and stockholders’ equity	$13,127	$9,703

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NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenue:
License fees	$8,684	$8,350	$7,045
Sensor modules	814	149	-
Non-recurring engineering	743	1,714	4,070
Total revenues	10,241	10,213	11,115

Cost of revenues:
Sensor modules	1,758	54	-
Non-recurring engineering	585	1,284	3,780
Total cost of revenues	2,343	1,338	3,780
Total gross margin	7,898	8,875	7,335

Operating expenses:
Research and development	6,078	7,069	6,279
Sales and marketing	2,772	2,857	3,753
General and administrative	4,524	4,093	4,999
Total operating expenses	13,374	14,019	15,031
Operating loss	(5,476)	(5,144)	(7,696)

Other expense, net:
Interest expense	(75)	(47)	(18)
Other expense, net	-	(91)	(28)
Total other expense, net	(75)	(138)	(46)

Loss before provision for income taxes	(5,551)	(5,282)	(7,742)

(Benefit from) provision for income taxes	(56)	367	93
Net loss including noncontrolling interests	(5,495)	(5,649)	(7,835)
Less: Net loss attributable to noncontrolling interests	790	358	15
Net loss attributable to Neonode Inc.	$(4,705)	$(5,291)	$(7,820)

Loss per common share:
Basic and diluted loss per share	$(0.09)	$(0.12)	$(0.19)
Basic and diluted – weighted average number of common shares outstanding	52,889	45,690	41,202

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NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2017	2016	2015

Net loss including noncontrolling interests	$(5,495)	$(5,649)	$(7,835)
Other comprehensive income (loss):
Foreign currency translation adjustments	72	(217)	(103)
Comprehensive loss	(5,423)	(5,866)	(7,938)
Less: Comprehensive loss attributable to noncontrolling interests	790	358	15
Comprehensive loss attributable to Neonode Inc.	$(4,633)	$(5,508)	$(7,923)

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NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Series B Preferred Stock Shares Issued	Series B Preferred Stock Amount	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

Balances, January 1, 2015	83	$-	40,455	$40	$169,010	$149	$(165,929)	$3,270	$-	$3,270

Stock option and warrant compensation expense to employees, directors and vendors	-	-	-	-	1,075	-	-	1,075	-	1,075

Proceeds from sale of common stock, net of offering costs	-	-	3,200	3	5,419	-	-	5,422	-	5,422

Common stock issued upon exercise of common stock warrants	-	-	151	1	-	-	-	1	-	1

Foreign currency translation adjustment	-	-	-	-	-	(103)	-	(103)	-	(103)

Noncontrolling interests Pronode initial contribution	-	-	-	-	-	-	-	-	3	3

Net loss	-	-	-	-	-	-	(7,820)	(7,820)	(15)	(7,835)

Balances, December 31, 2015	83	$-	43,806	$44	$175,504	$46	$(173,749)	$1,845	$(12)	$1,833

Stock option and warrant compensation expense to employees, directors and vendors	-	-	-	-	255	-	-	255	-	255

Proceeds from sale of common stock and pre-funded warrants, net of offering costs	-	-	5,027	5	7,908	-	-	7,913	-	7,913

Common stock issued upon exercise of common stock warrants	-	-	12	-	-	-	-	-	-	-

Foreign currency translation adjustment	-	-	-	-	-	(217)	-	(217)	-	(217)

Net loss	-	-	-	-	-	-	(5,291)	(5,291)	(358)	(5,649)

Balances, December 31, 2016	83	$-	48,845	$49	$183,667	$(171)	$(179,040)	$4,505	$(370)	$4,135

Stock option compensation expense to employees, directors and vendors	-	-	-	-	72	-	-	72	-	72

Proceeds from sale of common stock, net of offering costs	-	-	9,750	10	9,069	-	-	9,079	-	9,079

Foreign currency translation adjustment	-	-	-	-	-	72	-	72	-	72

Net loss	-	-	-	-	-	-	(4,705)	(4,705)	(790)	(5,495)

Balances, December 31, 2017	83	$-	58,595	$59	$192,808	$(99)	$(183,745)	$9,023	$(1,160)	$7,863

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 NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2017	2016	2015

Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(5,495)	$(5,649)	$(7,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	72	255	1,075
Depreciation and amortization	953	360	187
Loss on disposal of property and equipment	-	91	28
Changes in operating assets and liabilities:
Accounts receivable	542	(204)	(239)
Projects in process	(1)	158	38
Inventory	(372)	(737)	-
Prepaid expenses and other current assets	293	(1,316)	(263)
Accounts payable and accrued expenses	(896)	343	871
Deferred revenues	(677)	447	(1,925)
Net cash used in operating activities	(5,581)	(6,252)	(8,063)

Cash flows from investing activities:
Purchase of property and equipment	(656)	(987)	(198)
Investment in joint venture	-	(3)	-
Proceeds from sale of property and equipment	-	5	-
Net cash used in investing activities	(656)	(985)	(198)

Cash flow from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs	9,079	7,913	5,422
Contributions from noncontrolling interests	-	-	3
Proceeds from note payable	1,713	-	-
Payments on note payable	(1,713)	-	-
Principal payments on capital lease obligations	(438)	(116)	(57)
Net cash provided by financing activities	8,641	7,797	5,368

Effect of exchange rate changes on cash	(84)	(166)	(154)

Net change in cash	2,320	394	(3,047)
Cash at beginning of year	3,476	3,082	6,129
Cash at end of year	$5,796	$3,476	$3,082

Supplemental disclosure of cash flow information:
Cash paid for interest	$73	$48	$18
Cash paid for income taxes	$219	$367	$93

Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment with capital lease obligation	$1,287	$983	$-

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